------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------|
| F  O  R  M   3 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
| Schneider                Mark      L.  |  (Month/Day/Year)     |  United Pan-Europe Communications N.V. (UPCOY)                  |
|                                        |                       |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|      2/10/99          |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|                                        |                       |                                       |                         |
|                                        |-----------------------|   Director             10% Owner      |                         |
| 12 Stanhope Gate                       |3.IRS Identification   |---                  ---               |-------------------------|
|----------------------------------------|  Number of Reporting  |                                       |7.Individual or Joint/   |
|      (Street)                          |  Person, if an entity | X Officer (give         Other         |  Group Filing           |
|                                        |  (voluntary)          |---        title     --- (specify      |  (Check Applicable Line)|
|                                        |                       |           below)        below)        | X  Form filed by One    |
|                                        |                       |                                       |--- Reporting Person     |
|                                        |                       |      Chief Executive Officer          |    Form filed by More   |
| London         United Kingdom  W1Y 5LB |                       |  --------------------------------     |    than One Reporting   |
|                                        |                       |                                       |--- Person               |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|       (1)                                |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-97)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 3 (continued)                            TABLE II - Derivative Securities Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Stock Options      |     (2)      | 9/24/08      |Ordinary Shares    |     975,000      | NLG12.00(3)       | D   |               |
|(Rt to buy)        |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
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Explanation of Responses:
(1)  The Reporting Person is a director of United International Holdings, Inc. ("UIH").  UIH owns 83,087,469 Ordinary Shares of the
     Issuer.  The Reporting Person disclaims beneficial ownership of these Ordinary Shares and this Report shall not be deemed an admission that the Reporting Person is the beneficial owner of such Shares for purposes of Section 16 or for any other purpose.
(2)  Although immediately exercisable under Dutch law, the options are deemed to vest in 48 equal monthly installments beginning
     4/1/97 and all unvested options must be resold to the Issuer.
(3)  $6.20 based on a 1.9360 conversion rate as of 1/29/99.



**Intentional misstatements or omissions of facts constitute Federal           /s/ Mark L. Schneider                      2/8/99
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.    Mark L. Schneider
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                                                                                                                      PAGE:  2 OF  2